EXHIBIT 2.1

MEMBERSHIP INTEREST TRANSFER AGREEMENT

THIS MEMBERSHIP INTEREST TRANSFER AGREEMENT (“Agreement”) is made and entered into as of this 26th day of July 2017 by and among PalliaTech, Inc., a Delaware corporation (“Seller”), Viridis Analytics MA, LLC, a Delaware limited liability company (the “Company”) and Signal Bay, Inc., a Colorado corporation (“Buyer”). Seller, the Company and Buyer are sometimes referred to individually in this Agreement as a “party” and collectively as the “parties”.

RECITALS

A. Seller is the owner of the sole issued and outstanding membership interest (the “Membership Interest”) in the Company. The Company is a full service analytical testing laboratory in the business of conducting comprehensive testing of the chemistry and microbiology of Cannabis, cannabis-based products, and the soil and water used in the cultivation of Cannabis, all in accordance with the laws of the Commonwealth of Massachusetts (the “Business”).

B. Seller has agreed to sell and assign to Buyer the Membership Interest in the Company and Buyer has agreed to accept the assignment of the Membership Interest in accordance with this Agreement and in accordance with the Company’s Governing Documents.

AGREEMENT

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, Buyer, Seller and Company, as appropriate, agree as follows:

1. Assignment of Membership Interest and Assumption of Liabilities. At the Closing, Seller agrees to absolutely and irrevocably transfer, assign and deliver all of Seller’s right, title and interest in and to the Membership Interest effective as of the Closing Date. At the Closing, Buyer will accept the assignment of all of Seller’s right, title and interest in and to the Membership Interest, effective as of the Closing Date.

2. Consideration. The aggregate purchase price for the Membership Interest (the “Purchase Price”) shall be equal to $1,000,000 of which (a) $500,000 is payable upon delivery of a secured promissory note to the Seller in an aggregate principal amount equal to $500,000 in substantially the form attached hereto as Attachment 1 (the “Buyer’s Note”), which shall be secured by the assets of the Company in accordance with the terms and condition of a Security Agreement in substantially the form attached hereto as Attachment 2 (the “Security Agreement”) and the Membership Interests in accordance with the terms of the Pledge Agreement, in substantially the form attached hereto as Attachment 3 (the “Pledge Agreement”) and (b) $500,000 is payable in cash on the Closing Date. Buyer may designate one or more affiliates of Buyer (each a “Designee”) to accept transfer or assignment of all or any portion of the Membership Interest, provided that such assignment will not release Buyer from its obligations under this Agreement.

a. Allocation of Purchase Price. As soon as practicable after the Closing, Buyer shall deliver to Seller a statement setting forth an allocation of the Purchase Price for Tax purposes in accordance with Section 1060 of the Code. Buyer and Seller will follow and use such allocation in all Tax Returns, filings, or other related reports made by any of them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the IRS under the provisions of Section 1060 of the Code, or any regulations thereunder, Buyer and Seller will disclose such reports to the other party prior to filing them with the IRS.

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3. Closing. The Closing shall occur on or before July 31, 2017 (the “Closing Date”) by electronic exchange of signatures.

4. Closing Deliverables.

a. Buyer’s Deliveries at Closing. Buyer or its Designee shall deliver to Seller or Company, as appropriate, the following items at the Closing, effective as of the Closing Date:

i. its duly executed counterpart of the Assignment of Membership Interest, in the form attached to this Agreement as Attachment 4 (the “Membership Interest Assignment”), the Buyer’s Note, the Security Agreement and the Pledge Agreement;

ii. a closing statement, executed by an officer of Buyer, certifying that all conditions precedent to Closing have been satisfied or waived, and all documents contemplated herein to be executed and delivered at Closing have been executed and delivered; and

iii. the Purchase Price as described in Section 2 above.

b. Seller’s and the Company’s Deliveries at Closing. Seller or the Company, as applicable, shall deliver to Buyer or its Designee(s) the following items at the Closing, effective as of the Closing Date:

i. its duly executed counterpart of the Membership Interest Assignment, Security Agreement and Pledge Agreement;

ii. a Certificate executed by a duly authorized officer of the Seller and the Company in the form attached to this Agreement as Attachment 5 certifying that (1) all conditions precedent to Closing have been satisfied or waived; (2) the representations and warranties of Seller and the Company set forth in the Agreement are true and correct in all material respects as of the date of this Agreement and the Closing Date, in each case with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects as of such earlier date); (3) the covenants and agreements of Seller and the Company to be performed on or before the Closing in accordance with this Agreement have been duly performed; and (4) all documents contemplated herein to be executed and delivered at Closing have been executed and delivered;

iii. a certificate of the Secretary of the Seller and the Company in the form attached to this Agreement as Attachment 6 (1) certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of the Seller and the Company (as certified by the Secretary of State of Delaware as of a recent date), (2) certifying, as complete and accurate as of the Closing, attached copies of all requisite resolutions or actions of the Company’s Manager and Seller’s board of directors and Seller’s shareholders approving the execution and delivery of this Agreement and the consummation of the transactions set forth in this Agreement, (3) certifying to the incumbency and signatures of Seller’s executive officer(s) executing this Agreement and any other document relating to the transactions set forth in this Agreement, and (4) attaching a certificate as of a date not earlier than the fifth business day prior to the Closing Date as to the good standing of Seller and Company, executed by the appropriate officials of the State of Delaware and each jurisdiction in which Seller and Company is licensed or qualified to do business as a foreign corporation, if any; and

iv. a certificate for the Membership Interest, duly endorsed for transfer to Buyer, with signature guarantee, if requested by Buyer.

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5. Conditions to Closing.

a. Buyer’s Conditions to Closing. The obligation of Buyer to consummate the transactions contemplated hereby is subject, at the option of Buyer, to the satisfaction on or prior to the Closing of all of the following conditions:

i. Completion of Investigation of the Company. Buyer shall have completed its due diligence investigation of the Company and shall be, in its sole and absolute discretion, satisfied with the results of such investigation.

ii. Representations, Warranties, and Covenants. The representations and warranties of Seller and the Company contained in this Agreement shall have been true and correct when made on and as of the date of this Agreement and as of the Closing Date, and the covenants and agreements of Seller and the Company to be performed on or before the Closing in accordance with this Agreement shall have been duly performed.

iii. Delivery of Documents. Seller and the Company, as appropriate, shall be prepared to deliver to Buyer, its duly executed counterpart at the Closing of the Membership Interest Assignment, the Security Agreement, and the Pledge Agreement, as applicable.

iv. Consents. Seller and/or the Company shall have obtained any and all required consents including, but not limited to, from the Commonwealth of Massachusetts Executive Office of Health and Human Services Department (the “EOHHS”) and Seller’s Board, to the transactions provided for herein including without limitation, the Membership Interest Assignment.

v. No Material Adverse Effect. There shall not have occurred, as to the Business or the Company, a Material Adverse Effect.

vi. Managers and Officers of the Company following Closing. Effective immediately upon the Closing, the managers and officers of the Company immediately prior to the Closing shall resign and the managers and officers of the Company shall be William Waldrop and Lori Glauser. The managers and officers of the Company following the Closing shall hold office for the term specified in, and subject to the provisions contained in, the Company’s Governing Documents and applicable law.

vii. Governing Documents. Seller and the Company shall have delivered the Governing Documents of the Company showing ownership immediately prior to the Closing Date and authorized signatories.

viii. Taxes. Seller agrees to pay for all of the Company’s Taxes for the year ended December 31, 2016 as well as through the Closing Date, penalties and late fees, if applicable, including but not limited to franchise Tax due to the State of Delaware, as well as Seller’s own corporate tax due upon sale of the Membership Interest and Seller’s own capital gains tax on distrbution of the Purchase Price from the Seller.

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ix. Lease Assignment. Seller and the Company shall have provided to Buyer an assignment of that certain Lease Agreement by and between Seller and Brunswick Realty, LLC (the “Landlord”) dated as of January 25, 2016 (the “Palliatech Lease”) from Seller to the Company, as consented to by the Landlord.

x. Landlord Notice. Seller and the Company shall have provided Buyer with evidence of delivery of notice of the transaction contemplated hereby to the Landlord as required pursuant to that certain Lease Agreement by and between the Company and the Landlord dated as of February 1, 2017 (the “Viridis Lease”).

b. Seller and the Company’s Conditions to Closing. The obligations of Seller and the Company to consummate the transactions contemplated hereby is subject, at the option of Seller, to the satisfaction on or prior to the Closing of all of the following conditions:

i. Representations, Warranties, and Covenants. The representations and warranties of Buyer contained in this Agreement shall have been true and correct when made on and as of the date of this Agreement and as of the Closing, and the covenants and agreements of Buyer to be performed on or before the Closing in accordance with this Agreement shall have been duly performed.

ii. Delivery of Documents. Buyer shall have executed and shall be prepared to deliver at the Closing the Membership Interest Assignment to Seller, the Buyer’s Note to the Seller, the Security Agreement and the Pledge Agreement.

iii. Consents. Buyer shall have obtained any and all required consents to the transactions provided for herein including without limitation, the Membership Interest Assignment, the Promissory Note, the Security Agreement and the Pledge Agreement.

iv. Purchase Price. Buyer shall be prepared to deliver at the Closing the Purchase Price.

6. Buyer’s Representations and Warranties. Effective as of the date hereof and again as of the Closing, Buyer represents and warrants to Seller and the Company that:

a. Buyer and/or each Designee, as applicable, is duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or formation.

b. Buyer and/or each Designee has all requisite legal power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the transactions contemplated hereby or thereby have been duly and validly authorized by all requisite action on the part of Buyer and such Designee.

c. This Agreement constitutes, and upon execution and delivery by Buyer and each Designee will constitute, a valid and binding agreement of such party thereto, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application with respect to creditors and (ii) general principles of equity.

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d. Neither the execution and delivery of this Agreement by Buyer or any Designee nor the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby by any of them will (i) conflict with or result in any breach of any provision of the articles of incorporation, bylaws, certificate of formation, limited liability company agreement, partnership agreement (or other similar governing documents) of such party; (ii) conflict with, or be rendered void or ineffective by or under the terms, conditions or provisions of any agreement, instrument, or obligation to which such entity is a party; or (iii) violate or be rendered void or ineffective under any Law or Order applicable to any such entity.

e. Buyer has obtained the consent or approval of any Person or Governmental Body, including the EOHHS, that is required in connection with Seller’s assignment and transfer of the Membership Interest to Buyer and Buyer’s execution and delivery of this Agreement.

f. Buyer acknowledges that:

i. the Membership Interest has not been and will not be registered under the Securities Act of 1933, as amended, (the “Securities Act”) or under any securities or “blue sky” laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or, directly or indirectly, to any U.S. Person (as defined in Rule 902(k) of Regulation S), except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act, and in each case only in accordance with applicable state, provincial and foreign securities laws;

ii. Seller has not undertaken, and will have no obligation, to register the Membership Interest under the 1933 Act or any other applicable securities laws;

iii. there are risks associated with the purchase of the Membership Interest;

iv. Buyer has had a reasonable opportunity to ask questions of, and receive answers from, Seller and the Company in connection with the sale of the Membership Interest hereunder, and to obtain additional information, to the extent possessed or obtainable without unreasonable effort or expense, necessary to verify the accuracy of the information about the Company;

v. any resale of the Membership Interest by Buyer will be subject to resale restrictions contained in the securities laws applicable to Buyer, the Company and any proposed transferee and it is the responsibility of Buyer to find out what those restrictions are and to comply with such restrictions before selling the Membership Interest;

vi. Buyer has been advised to consult Buyer’s own legal, tax and other advisors with respect to the merits and risks of an investment in the Membership Interest and with respect to applicable resale restrictions, and it is solely responsible (and Seller is not in any way responsible) for compliance with applicable resale restrictions;

vii. Buyer consents to the placement of a legend or legends on any certificate or other document evidencing the Membership Interest setting forth or referring to the restrictions on transferability and sale thereof contained in this Agreement, with such legend(s) to be substantially as follows:

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THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

viii. no securities commission or similar regulatory authority has reviewed or passed on the merits of the Membership Interest.

g. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

7. Representations and Warranties of Seller and the Company. Effective as of the date hereof and again as of the Closing, Seller and the Company, jointly and severally, represent, warrant and covenant to Buyer that:

a. Seller and the Company is duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or formation, and has the requisite legal power to carry on its business as it is now being conducted.

b. Seller and the Company have all requisite legal power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the transactions contemplated hereby or thereby have been duly and validly authorized by all requisite action on the part of Seller and the Company.

c. This Agreement constitutes, and upon execution and delivery by Seller and the Company will constitute, a valid and binding agreement of such party thereto, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application with respect to creditors and (ii) general principles of equity.

d. Neither the execution and delivery of this Agreement by Seller or the Company nor the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby by either of them will (i) conflict with or result in any breach of any provision of the articles of incorporation, bylaws, certificate of formation, limited liability company agreement, partnership agreement (or other similar governing documents) of such party; (ii) create a Lien against the Membership Interest, or be rendered void or ineffective by or under the terms, conditions or provisions of any agreement, instrument, or obligation to which Seller or the Company is a party; or (iii) violate or be rendered void or ineffective under any Law or Order applicable to Seller or the Company.

e. Seller and the Company have obtained the consent or approval of any Person or Governmental Body, including the EOHHS, that is required in connection with Buyer’s acquisition of the Membership Interest and the execution and delivery by Seller and the Company of this Agreement. Except as set forth on Schedule 7(e), no consent, approval, authorization, or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Seller or the Company or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby by Seller or the Company.

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f. Except as set forth on Schedule 7(f), there are no Actions or outstanding Orders, pending or, to the Knowledge of Seller or the Company, threatened against the Company with respect to the Business or the transaction contemplated by this Agreement, and to the Knowledge of Seller or the Company, no event has occurred and no circumstances exist that may give rise to or serve as a basis for commencement of any such Action, proceeding or Order.

g. Except as set forth on Schedule 7(g), (i) the Company is in compliance in all material respects with all Laws applicable to the transfer of the Membership Interest, including any and all Laws related to the Business and the transfer of the Business, (ii) none of the Seller or the Company has received any notice of any violation or alleged violation (or of any fact or circumstance which with notice or the passage of time or both would constitute a violation) of any Law applicable to the Business that would be likely to adversely affect in any material respect the transactions contemplated by this Agreement, and (iii) none of the Seller nor the Company has entered into any currently existing compliance or remediation agreements with any Governmental Authority or filed any currently effective compliance or remediation plans with any Governmental Authority that would be likely to adversely affect in any material respect the transactions contemplated by this Agreement or the transfer of the Membership Interest.

h. Schedule 7(h) contains a true and complete list of each notice of violation, notice of non-compliance or Order (“NOV”) received and pending against the Company with respect to the Business. Except as set forth on Schedule 7(h), no NOVs have been received by Seller or the Company and no proceedings are pending or to the Knowledge of Seller or the Company, threatened that would reasonably be expected to result in any modification, revocation, termination, or suspension of any Permit or require any material corrective or remediation action with respect thereto.

i. Seller is the record owner of and has good and valid title to the Membership Interest, free and clear of all Liens. Seller has not heretofore assigned or otherwise conveyed or encumbered any interest of Seller in and to the Membership Interest.

j. No other person has any right or option to purchase or otherwise obtain Seller’s interest in the Membership Interest.

k. The Membership Interest represents all interest, units, membership interests or securities of the Company issued and outstanding.

l. The Company has provided or made available to Buyer: (a) all prepared unaudited balance sheets, related consolidated statements of operations, and cash flows of the Company for the year ended December 31, 2016 (the “Annual Financial Statements”) and the unaudited balance sheets, related consolidated statements of operations, and cash flows of the Company for the interim period ended June 30, 2017 (the “Interim Financial Statement”, together with the Annual Financial Statements, , the “Company Financials”). The Seller agrees to assist Buyer as needed in connection with the audit and filing of the Company Financials, as applicable, in accordance with the applicable rules and regulations of the SEC for inclusion of such Company Financials in the Buyer’s filings with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company Financials, where applicable, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby and fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and comply as to form

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m. The Company has conducted its business only in the ordinary course consistent with past practice, and there has not occurred or been entered into, as the case may be, (i) any event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Material Adverse Effect on the Company, (ii) event that would reasonably be expected to prevent or materially delay the performance of Company’s obligations pursuant to this Agreement, (iii) any material change by Company in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the membership interests of the Company or any redemption, purchase or other acquisition of any of the Company’s securities, (v) any increase in the compensation or benefits payable or to become payable to any managers, officers or directors of the Company or establishment or modification of any compensatory plan of the Company, (vi) any issuance, grants or sale of any membership interest, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by the Company, (vii) any amendment to the Company’s Governing Documents, (viii) any capital expenditures by the Company, purchase, sale, assignment or transfer of any material assets by the Company, mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible of the Company, except for liens for Taxes not yet due and such other liens, encumbrances, restrictions or charges, or cancellation, compromise, release or waiver by the Company of any rights of material value or any material debts or claims, (ix) any incurrence by the Company of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice (which liabilities are not material, individually or in the aggregate), (x) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the Business or properties of the Company, (k) entry by the Company into any agreement, contract, lease or license, (xi) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which the Company is a party or by which any of them is bound, (xii) entry by the Company into any loan or other transaction with any officers, directors or employees of the Company, (xiii) any charitable or other capital contribution by the Company or pledge therefore, (xiv) entry by the Company into any transaction of a material nature, or (xv) any negotiation or agreement by the Company to do any of the things described in the preceding clauses (i) through (xiv), other than activities in connection with the Transaction.

n. The books of account and other records of the Company relating to the Business, all of which have been made available to Buyer, are complete and correct in all material respects, and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.

o. The Company is, and at all times since its inception has been, in compliance in all material respects with each Law that is or was applicable to it or to the conduct or operation of the Business except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on the Company. Schedule 7(o) to this Agreement contains a complete and accurate list of each material Governmental Authorization that is held by the Company or that otherwise relates to the Business. Each Governmental Authorization listed or required to be listed on Schedule 7(o) is valid and in full force and effect.

p. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

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q. To the knowledge of the Company, the Company has no liability (whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (i) the outstanding intercompany debt by and between the Company and the Seller identified on Schedule 7(q) which will be converted into equity contributions of the Seller to the Company prior to Closing; (ii) the trade payables described on Schedule 7(q) in an amount that shall not exceed $15,000 (the “Retained Liabilities”); and (iii) liabilities under this Agreement.

r. Each Material Contract (as defined below) of the Company is a legal, valid, binding and enforceable obligation of the Company and in full force and effect, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity whether applied in a court of law or a court of equity; and neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such Material Contract, except for any breach, violation or default that has not had and would not reasonably be anticipated to have a Material Adverse Effect on the Company. For purposes of this Section 7(r), a “Material Contract” is a material contract as defined by Item 601(b)(10) of Regulation S-K and identified on Schedule 7(r).

s. The minute books and other similar records of the Company made available to the Buyer contain, in all material respects, complete and accurate records in all material respects of all actions taken at any meetings of the Company’s members, board of managers or any committees thereof and of all written consents executed in lieu of the holding of any such meetings.

t. No representation or warranty by the Company or Seller contained in this Agreement, and no statement contained in the any document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Company and Seller have disclosed or made available to the Buyer all material information relating to the Business or the transactions contemplated by this Agreement.

u. The Company is not a party to, and has no commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between Seller and the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company.

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v. Tax Matters

i. Except as set forth on Schedule 7(v)(i), each of Seller and the Company has filed on a timely basis all applicable United States, state, local or foreign government reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes (collectively, “Tax Returns”) that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Neither Seller nor any the Company is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which Seller was the common parent. Except as set forth on Schedule 7(v)(i), both Seller and the Company has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company for tax periods through the Company Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on such balance sheet. Neither Seller nor the Company has any liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included Seller or any of the Company during a prior period) other than Seller and the Company. All Taxes that Seller or the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Seller or the Company. For purposes of this Agreement, “Taxes” means all taxes or levies or other similar assessments or liabilities in the nature of a tax, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

ii. Seller has delivered or made available to the Buyer complete and accurate copies of all federal and state income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Seller or the Company since July 22, 2016. No examination or audit of any Tax Return of Seller or the Company by any Governmental Body is currently in progress or, to the knowledge of Seller, threatened or contemplated. Neither Seller nor the Company has been informed by any jurisdiction that the jurisdiction believes that Seller or the Company was required to file any Tax Return that was not filed. Neither Seller nor the Company has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

iii. Neither Seller nor the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, including any adjustment pursuant to Sections 481 or 263A of the Internal Revenue Code of 1986, as amended (the “Code”) (or any corresponding or similar provision of state, local or foreign Law); (B) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (C) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Law) executed on or prior to the Closing Date; (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount or any other income eligible for deferral under the Code or Treasury Regulations promulgated thereunder (including, without limitation, pursuant to Sections 455 or 456 of the Code, Treasury Regulations Section 1.451-5 and Revenue Procedure 2004-34, 2004-33 I.R.B. 991) received on or prior to the Closing Date; (F) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law); (G) election made under Section 108(i) of the Code prior to the Closing or (H) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of Seller or the Company from any period ending on or before the Closing Date to any period ending after such date.

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iv. Neither Seller nor the Company has participated in any “listed transaction,” as defined in Section 6706A(c)(2) of the Code and Treasury Regulations Sections 1.6011-4(b)(2).

v. The aggregate adjusted tax basis of the assets of the Company is not more than $25,000.00.

w. The Company owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of the Company (tangible or intangible) is subject to any security interest.

x. Schedule 7(x) sets forth a list of all real property owned, leased or used by the Company.

y. There are no outstanding powers of attorney executed on behalf of the Company.

z. Schedule 7(z) sets forth a list of all insurance policies held by the Company, or by Seller for the benefit of the Company.

aa. Employees

i. Schedule 7(aa)(i) set forth a list of all employees of the Company.

ii. The Company is not a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or since the date of organization of the Company, by or on behalf of any labor union with respect to the service providers of the Company. Each individual providing services to the Company has been properly classified as an employee or a non- employee service provider with respect to each such entity for all purposes under applicable law. No current or former employee, consultant or director of the Company owes any indebtedness to the Company or its Affiliates.

bb. Neither the Company nor any of its ERISA Affiliates maintains, sponsors or contributes to or in the past has maintained, sponsored or contributed to any Employee Benefit Plan or multiemployer plan (each capitalized term in this sentence as defined in Section 4001(a)(3) of ERISA). Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall, individually or in the aggregate, (i) result in any payment becoming due to any officer, employee, consultant or manager of the Company, (ii) increase or modify any benefits otherwise payable by the Company to any employee, consultant or manager of the Company, or (iii) result in the acceleration of time of payment or vesting of any such benefits. For purposes of this Section 7(bb), the term “ERISA Affiliate” means any entity, including but not limited to any corporation, partnership, limited liability company, sole proprietorship, or other legal entity that, together with the Company, is or at any time was, treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

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cc. Environmental Matters

i. The Company has complied with all applicable Environmental Laws, except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Body, relating to any Environmental Law involving the Company, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

ii. The Company has no environmental reports, investigations or audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Body or other third party) which were issued or conducted during the past five years and which the Company has possession of or access to.

iii. To the knowledge of the Company, there is no material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

iv. For purposes of this Agreement, “Environmental Law” means any Law relating to the environment, including without limitation any Law pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) the reclamation of mines; (viii) health and safety of employees and other persons; and (ix) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

dd. The Company has no licenses, permits and certificates from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety), and none are necessary to its operations and Business.

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ee. No Affiliate of the Company (i) owns any property or right, tangible or intangible, which is used in the Business of the Company, (ii) has any claim or cause of action against the Company, or (iii) owes any money to, or is owed any money by, the Company except as disclosed on Schedule 7(ee).

ff. Neither the Seller nor the Company is as of the date of this Agreement, nor upon the Closing will be, an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

gg. Schedule 7(ff) sets forth all patents, copyrights, trademarks, know-how and software that the Company owns or licenses the right to use. To the Company’s knowledge, the Company is not infringing, and has never infringed, upon the intellectual property or proprietary rights of any Person. There are no claims pending or, to the Company’s Knowledge, threatened alleging that the Company is currently infringing upon or using in an unauthorized manner or violating the intellectual or proprietary rights of any Person, and the Company is unaware of any facts which would form a reasonable basis for any such claim. The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement or contract relating to intellectual property.

hh. No representation or warranty by Seller or the Company contained in this Agreement, and no statement contained in the any document, certificate or other instrument delivered or to be delivered by or on behalf of Seller or the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Company has disclosed to Buyer all material information relating to the Business o or the transactions contemplated by this Agreement.

ii. To the knowledge of Seller, no officer, manager or member of the Company or any “affiliate” (as such term is defined in Rule 12b-2 under the Exchange Act) (each, an “Affiliate”) or “associate” (as such term is defined in Rule 405 under the Act) of any such person currently has or has had, either directly or indirectly, (a) an interest in any person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Company or (ii) purchases from or sells or furnishes to the Company any goods or services, or (b) a beneficial interest in any contract or agreement to which the Company is a party or by which it may be bound or affected. Except as set forth on Schedule 7(q), the Company is not indebted to any officer, manager or member of the Company or any “affiliate” or “associate” of any such person (each such person, a “Company Insider”) (except for reimbursement of ordinary business expenses) and no Company Insider is indebted to the Company (except for cash advances for ordinary business expenses), all of which shall be paid or cancelled immediately at or prior to the Closing Date, except with respect to the Retained Liabilities. The Company has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company.

jj. The Company has not, nor to the Company’s knowledge, has any agent or other person acting on behalf of Company: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

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kk. Neither the Company nor any Affiliates of the Company, nor any Person acting on the behalf of any of the foregoing, has, directly or indirectly made any offers or sales of any security or solicited any offers to purchase any security, under circumstances that would require registration of the Membership Interest under the Act or cause this transfer of such Membership Interest to be integrated with prior offerings by the Company for purposes of the Act or any applicable shareholder approval requirements of any authority.

ll. The Company and its board of managers have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, or other similar takeover, anti-takeover, moratorium, fair price, interested shareholder or similar provision under the Company’s Governing Documents or the laws of the State of Delaware to the transactions contemplated hereby. The Company has never adopted any member rights plan or similar arrangement relating to accumulations of beneficial ownership of membership interests or a change in control of the Company.

8. Pre-Closing Operations. Prior to the Closing,

a. the Company shall:

i. Conduct its operations in the ordinary course of business in accordance in all respects with terms and conditions of its Governing Documents, consistent with customary industry standards and past practices and in compliance with the Law governing the Business;

ii. Maintain its books and records in accordance with generally accepted accounting principles consistently applied;

iii. Immediately notify Buyer of any circumstance, condition, occurrence, or action that would either render any of Seller or the Company’s representations or warranties untrue or which could reasonably be expected to have a Material Adverse Effect on the Business; and

iv. Enter into no new material commitments which would be binding upon the Company, Buyer or its Designee without the prior written consent of Buyer.

b. Buyer, Seller and the Company agree to use their commercially reasonable efforts to obtain all consents required to be obtained to effectuate the transactions contemplated herein on or before Closing. If a particular consent cannot be obtained on or before Closing, the parties agree to negotiate in good faith to modify this Agreement, as mutually acceptable, to effectuate their intent and the consummation of the transactions contemplated herein and in such a manner as to give Buyer the ability to use and operate the Business from and after Closing.

9. Consent to Disposition. Seller is the sole Member of the Company. Seller and Buyer hereby agree to the transfer and assignment of the Membership Interest by Seller to Buyer pursuant to the terms of this Agreement, and waive any and all provisions of the Company’s Governing Documents that restrict, or might restrict, the transactions contemplated hereby. In addition, Schedule 9 sets forth a true, correct and complete list showing the name and address of each banking institution, mutual fund or stock brokerage firm in which the Company has accounts or safe deposit boxes, the account numbers or box numbers relating thereto and the name of each Person authorized to draw thereon or to have access thereto. The Seller agree to access to all such accounts to Buyer immediately following Closing.

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10. Release; Indemnity. At Closing, the following covenants shall become effective as of the Closing Date:

a. Except for all obligations and liabilities of Buyer (or its Designees) set forth in this Agreement, including without limitation the obligations and liabilities of Buyer hereunder, Seller, on behalf of itself and its respective members, shareholders, directors, officers, employees, predecessors and assigns (the “Seller Parties”), hereby release, upon Closing, and effective as of the Closing Date without further action, Buyer and all of its members, parents, subsidiaries and affiliates and their respective members, shareholders, directors, officers, employees, predecessors, successors and assigns (the “Buyer Parties”), from any and all claims, actions, causes of action, suits, sums of money, accounts, reckonings, covenants, controversies, agreements, promises, remedies, losses, rights of contribution, rights of set-off, other rights, damages, judgments, obligations, liabilities, and demands of any nature whatsoever (“Losses”), which the Seller Parties and/or any and all other persons or entities claiming by, through or under them ever had, now has, may now have or may hereafter have against any one or more of the Buyer Parties, resulting from, arising out of or in any manner relating to any (A) breach of any representation or warranty made by Seller Parties or the Company in (i) this Agreement, (ii) any transfer instrument or (iii) any other certificate, document, writing or instrument delivered by Seller Parties pursuant to this Agreement; (B) any breach of any covenant or obligation of Seller Parties in this Agreement or in any other certificate, document, writing or instrument delivered by Seller Parties pursuant to this Agreement; (C) any liability arising out of the ownership or operation of the Business prior to the Closing other than liabilities specifically assumed by Buyer pursuant to this Agreement; (D) any amount representing fees and expenses or other costs attributable to Seller arising out of or in connection with the transfer of the Membership Interest; (E) any litigation pending or threatened on the Closing Date against Seller Parties; or (F) any liabilities retained by Seller Parties in accordance with this Agreement.

b. Buyer agrees to indemnify and hold the Seller Parties harmless from and against any and all Losses resulting from, arising out of or in any manner relating to (A) breach of any representation or warranty made by Buyer in (i) this Agreement or (ii) any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement; (B) any breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement; (C) any liability arising out of the ownership or operation of the Business after to the Closing Date other than any liabilities retained by the Seller Parties in accordance with this Agreement.

c. Limitations.

i. No party seeking indemnification shall be entitled to indemnification or other remedies based upon the representations and warranties of the indemnifying party if the party seeking indemnification had actual knowledge or written notice that the representation or warranty was inaccurate.

ii. Notwithstanding any other provision of this Agreement, in no event shall Buyer be liable for punitive, exemplary, diminution of value, lost profits, special or consequential damages of any kind or nature, regardless of the form of action through which such damages are sought, unless such damages are asserted or recovered by a third party in a third-party claim.

iii. Neither Buyer or its Designees (the “Buyer Indemnitors”), on the one hand, nor Seller Parties (the “Seller Indemnitors”), on the other hand, shall have any obligation to indemnify any other Person for a breach of representation or warranty contained in this Agreement, unless and until Losses with respect thereto exceed $10,000 (the “Basket”); provided, however, in no event shall either the Buyer Indemnitors’ nor the Seller Indemnitor’s aggregate liability for any Losses due to a breach of representation or warranty exceed $500,000 (the “Cap”), except in the case of fraud. In calculating Losses for purposes of the Basket and the Cap, the Seller Indemnitors shall be counted as a single party for such purposes and the Buyer Indemnitors shall be counted as a single party for such purposes, and their respective Basket and Cap amounts shall be aggregated regardless of whether such Losses affect one or more entity.

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11. Tax Treatment. Upon Closing, Buyer and Seller hereby agree that for purposes of determining their respective shares of the Company’s 2017 income, gain, loss, deductions and credits for federal income tax purposes, that items of income, gain, loss, deduction, and credit shall be determined on the basis of the closing of the books of the Company as of the Closing Date. Seller shall not be allocated any distributive share of the Company items for any period after the Closing Date.

12. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

a. by mutual written consent of Seller and Buyer;

b. by either Buyer or Seller if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable Order, decree, judgment, injunction or ruling or taken any other action enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated herein;

c. by either Buyer or Seller if the transactions contemplated herein shall not have been consummated on or before the date that is sixty (60) days from the date of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 12(c). shall not be available to any party if such party failed in any material respect to perform any of its obligations under this Agreement or otherwise violated this Agreement in any material respect;

d. by Buyer, in the event that Seller or the Company shall have (i) had an Order, injunction, judgment, ruling or decree, or other legal restraint or prohibition issued by any court of competent jurisdiction, or Governmental Body preventing the consummation of the Agreement and the transactions contemplated herein, (ii) breached or failed to perform in any material respect any of their respective covenants or obligations required to be performed by it under this Agreement, or (3) materially breached any of their respective representations or warranties, in either case which breach or failure would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated herein, provided that Buyer is not in material breach of any representation, warranty or covenant contained in this Agreement;

e. by Seller, in the event that Buyer shall have (i) breached or failed to perform in any material respect any of its covenants or obligations required to be performed by it under this Agreement, or (ii) materially breached any of its representations or warranties, in either case which breach or failure would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated herein, provided at the time of the delivery of such written notice Seller is not in material breach of any representation, warranty or covenant contained in this Agreement; or

f. by Buyer upon written notice to Seller in the event Buyer determines that it is not satisfied, in its sole discretion, with the results of its due diligence review of Seller.

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In the event of a termination and abandonment of this Agreement by either Buyer or Seller as provided in this Section 12, this Agreement shall immediately become void and have no effect, and none of Buyer, Seller, the Company or any Designee shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated herein, except that such obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement.

13. Notices. All notices and other communications provided for or required under this Agreement shall be in writing and mailed or delivered to the respective parties as follows:

IF TO SELLER:

PalliaTech, Inc.

301 Edgewater Place, Suite 405

Wakefield, MA 01880

Attn: Joseph F. Lusardi

T: 781-451-0150

IF TO BUYER:

Signal Bay, Inc.

62930 O. B. Riley Road, Suite 300

Bend, Oregon 97703

Attention: William Waldrop, CEO

T: 541-633-4568 x1100

Email: William@signalbay.com

With a copy to:

Mitchell Silberberg & Knupp LLP

12 East 49th Street, 30th Floor

New York, NY 10017

Attn: Melanie Figueroa, Esq.

T: 917.546.7707

Email: mxf@msk.com

or at such other addresses as shall be designated by any party in a written notice to the other parties complying as to delivery with the terms of this Agreement. Any notice, request, demand or other communication which may be required or permitted to be given or served upon Seller, the Company or Buyer shall be deemed to have been sufficiently given (i) at the time of delivery when personally delivered to the party to receive notice, (ii) the next business day when sent for next day delivery by a recognized overnight courier service or, (iii) if mailed, three days following deposit in the United States mail, registered or certified, postage prepaid, and addressed to the address shown above or such different address as any of Seller, the Company or Buyer shall have designated by written notice to the other parties.

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14. Miscellaneous Provisions.

a. Negotiated Agreement. The parties stipulate and agree that the terms and conditions of this Agreement have been negotiated in good faith and represent the legally binding obligation of each party hereto. No inference shall be drawn in favor of or against any party based upon its participation in the drafting of this Agreement.

b. Survival. All of the representations and warranties contained in this Agreement shall survive the Closing until a date that is twelve (12) months from the Closing Date. Covenants and agreements contained in this Agreement shall survive the Closing indefinitely unless expressly provided in writing to the contrary.

c. Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the respective parties hereto, their heirs, successors and assigns.

d. Construction. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Unless the context otherwise requires: “including” and its grammatical variations mean “including without limitation”; “or” is not exclusive; words in the singular form shall be construed to include the plural and vice versa; words in any gender include all other genders; references herein to any instrument or agreement refer to such instrument or agreement as it may be from time to time amended or supplemented; and references herein to any Person include such Person’s successors and assigns. All amounts denominated in dollars or “$” in this Agreement are references to United States Dollars. All references in this Agreement to exhibits and schedules refer to exhibits and schedules to this Agreement unless expressly provided otherwise, and all such exhibits and schedules are hereby incorporated herein by reference and made a part hereof for all purposes.

e. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflicts of law.

f. Entire Agreement. This Agreement, together with the attached Attachments, constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be changed, terminated or discharged except by writing duly executed by the parties hereto.

15. Definitions. Defined terms used in this Agreement shall have the following meanings:

a. “Action” means any action, claim, suit, arbitration, inquiry, proceeding, investigation, condemnation or audit by or before any court or other Governmental Authority or any arbitrator or panel of arbitrators.

b. “Agreement” shall have the meaning set forth in the preamble hereto.

c. “Basket” shall have the meaning set forth in Section 10(c)(iii).

d. “Business” shall have the meaning set for in Recital A.

e. “Buyer” shall mean Signal Bay, Inc.

f. “Cap” shall have the meaning set forth in Section 10(c)(iii).

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g. “Closing” shall mean the closing at which the transactions described herein are consummated and this Agreement is executed, but in no event later than the Termination Date.

h. “Closing Date” shall mean 11:59 p.m. eastern time on July 31, 2017, or such later date and time as may be agreed upon by and between the Company and the Seller.

i. “Company” shall mean Viridis Analytics MA, LLC.

j. “Designee” shall have the meaning set forth in Section 2 of this Agreement.

k. “Financial Records” shall have the meaning set forth in Section 7 of this Agreement.

l. “Governing Documents” means all agreements or documents relating to the organization, management or operation of the entity or relating to the rights, duties and obligations of the equity holders of the entity, all equity holders’ agreements, voting agreements, voting trust agreements and any amendment or supplement to any of the foregoing.

m. “Governmental Authority” shall mean any (i) federal, state, local, municipal, or special purpose unit of government; (ii) governmental or quasi-governmental authority of any nature (including any governmental or regulatory agency, branch, department, public official, commission, board, or court or other tribunal); or (iii) person or unit of government exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

n. “Governmental Authorization” means any consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

o. “Governmental Body” means any federal, state, local, municipal, foreign or other government, including any governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers), any multinational organization or body, any body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any official of any of the foregoing.

p. “Knowledge of Seller, Seller or the Company” or any other similar knowledge qualification shall mean the actual knowledge of Michelle Bodner or any employee or other representative of the Company.

q. “Law” shall mean any federal, state, provincial, local, municipal, foreign, international, multinational, Governmental Authority, or other Order, constitution, law, code, ordinance (including any zoning ordinance or building and use restriction), permit, principle of common or civil law, rule, regulation, statute, or treaty, now existing or hereinafter enacted.

r. “Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction, or other encumbrance.

s. “Losses” shall have the meaning set forth in Section 10(a) hereof.

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t. “Material Adverse Effect” means any event, change or effect which has a material adverse effect on (i) the Business, including the assets, results of operations or financial condition of the Company, (ii) a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement, or (iii) Buyer’s ability to operate the Business immediately after Closing in the manner operated by Seller before Closing.

u. “Membership Interest” shall mean the right to participate in the income, gains, losses, deductions and credits of the Company, together with all other rights and obligations of the Member in the capital of the Company pursuant to its Governing Documents.

v. “NOV” shall have the meaning set forth in Section 7(h) hereof.

w. “Order” means any award, decision, injunction, judgment, writ, decree, order, ruling, subpoena, determination, interpretation, guidance or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator or panel of arbitrators.

x. “Permits” means all licenses, permits, certificates, orders, approvals, franchises, exemptions, variances, waivers and authorizations of any Governmental Authority, including all timely filed applications therefor, necessary or required to own and operate the Business.

y. “Person” shall mean any natural person, individual, corporation (including any non-profit corporation), legal person, general or limited partnership, limited liability partnership, or company, joint venture, estate, trust, association, unincorporated organization, organization, joint stock company, labor union, or other entity or Governmental Authority, or any other legal entity.

z. “Seller” shall mean PalliaTech, Inc.

aa. “Seller Indemnitor” shall have the meaning set forth in Section 10(c)(iii).

bb. “Termination Date” shall have the meaning set forth in Section 12(c) hereof.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Membership Interest Transfer Agreement to be executed as of the date first written above.

SELLER:

PalliaTech, Inc.

By:	/s/ Michelle Bodner
Michelle Bodner
Authorized Signatory

COMPANY:

Viridis Analytics MA, LLC

By:	/s/ Michelle Bodner
Michelle Bodner
Authorized Signatory

BUYER:

Signal Bay, Inc.

By:	/s/ William Waldrop
William Waldrop
Chief Executive Officer

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List of Attachments

Attachment 1	Form of Buyer’s Note
Attachment 2	Form of Security Agreement
Attachment 3	Form of Pledge Agreement
Attachment 4	Form of Membership Interest Assignment
Attachment 5	Form of Seller’s Officer’s Certificate
Attachment 6	Form of Seller’s Secretary’s Certificate

List of Schedules

Schedule 7(e)	Required Consents
Schedule 7(f)	Litigation
Schedule 7(g)	Compliance with Laws
Schedule 7(h)	NOVs
Schedule 7(o)	Governmental Authorizations
Schedule 7(q)	Intercompany Debt and Trade Payables
Schedule 7(r)	Material Contracts
Schedule 7(v)	Tax Returns
Schedule 7(x)	Real Property
Schedule 7(z)	Insurance Policies
Schedule 7(aa)	Employees
Schedule 7(ee)	Affiliate Transactions
Schedule 7(ff)	Intellectual Property
Schedule 9	Bank Accounts

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